EXHIBIT 23(b)
                                                    -------------


INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of New York Resources Corporation on Form S-8 of our reports dated November 1, 1993 and June 29, 1993, appearing in the Annual Report on Form 10-K of New Jersey Resources Corporation for the year ended September 30, 1993 and in the Annual Report on Form 11-K of New Jersey Resources Corporation Employees' Retirement Savings Plan for the year ended December 31, 1992, respectively. We also consent to the reference to us under the heading "Item 5 Interests of Named Experts and Counsel" in such Registration Statement.





DELOITTE & TOUCHE
Parsippany, New Jersey

February 22, 1994